Offer to Purchase for Cash
Up to 762,640 Shares of Common Stock
of
AMERICAN INDEPENDENCE CORP.
at
$10.00 Net Per Share
by
INDEPENDENCE HOLDING COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY, NEW YORK TIME, ON WEDNESDAY, OCTOBER 2, 2013,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:	September 4, 2013

Enclosed for your consideration is an Offer to Purchase, dated September 4, 2013 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the offer by Independence Holding Company, a Delaware corporation (the "Purchaser"), to purchase up to 762,640 shares of common stock, par value $0.01 per share (the "Shares"), of American Independence Corp., a Delaware corporation ("AMIC"), at a purchase price of $10.00 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.         The purchase price offered by the Purchaser is $10.00 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, upon the terms and subject to the conditions of the Offer to Purchase.

2.         The Offer is being made for up to 762,640 Shares.

3.         THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY, NEW YORK TIME, ON WEDNESDAY, OCTOBER 2, 2013 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM "EXPIRATION DATE" MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

4.         The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of shares being tendered. The Offer is subject to the satisfaction of the conditions set forth in the Offer to Purchase. See “The Offer – Terms of the Offer" and “The Offer – Conditions to the Offer.”

5.         Upon the terms and subject to the conditions of the Offer, if more than 762,640 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, and/or we will not be able to maintain our listing on The NASDAQ Global Market if all Shares validly tendered and not properly withdrawn in the Offer were accepted for payment, then the Shares so tendered will be accepted for payment on a pro rata basis, as described in the Offer to Purchase;

6.         Tendering stockholders who have Shares registered in their names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions to the Depositary or Registrar and Transfer Company, which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See Instruction 8 of the Letter of Transmittal. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by Registrar and Transfer Company (the "Depositary") of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
Up to 762,640 Shares of Common Stock
of
American Independence Corp.
by
Independence Holding Company

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated September 4, 2013 (the "Offer to Purchase"), and the related Letter of Transmittal relating to the offer by Independence Holding Company, a Delaware corporation, to purchase up to 762,640 shares of common stock, par value $0.01 per share (the "Shares"), of American Independence Corp., a Delaware corporation, at a price of $10.00 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)		SIGN HERE

Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated:

(1)    Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.